FOR IMMEDIATE RELEASE
November 7, 2022
For more information contact:
Tim McHugh (419) 247-2800
Welltower Reports Third Quarter 2022 Results
Toledo, Ohio, November 7, 2022…..Welltower Inc. (NYSE:WELL) today announced results for the quarter ended September 30, 2022.
Recent Highlights
•Reported net loss attributable to common stockholders of $0.01 per diluted share
•Reported normalized FFO attributable to common stockholders of $0.84 per diluted share
•Reported normalized FFO growth attributable to common stockholders per diluted share of 5.0% over the prior year, and 6.2% on a constant currency basis excluding Provider Relief Funds
•Reported total portfolio year-over-year same store NOI ("SSNOI") growth of 7.2%, driven by SSNOI growth in our Seniors Housing Operating ("SHO") portfolio of 17.6%
•SHO portfolio year-over-year same store revenue increased 10.8% in the third quarter, driven by 390 basis points of year-over-year average occupancy growth and REVPOR growth of 5.3%. Same store REVPOR growth in the third quarter reached the highest level in our recorded history and is expected to accelerate further in the fourth quarter
•Completed $1.1 billion of pro rata gross investments during the third quarter including $850 million in acquisitions and loan funding and $203 million in development funding. Transactions during the period were funded, in part, through the issuance of Operating Partnership Units ("OP Units")
•Reduced variable rate debt by $817 million subsequent to quarter end; line of credit is fully available with $4.0 billion of capacity as of November 7, 2022
•MSCI ESG rating upgraded to 'AAA' from 'AA' and received the GRESB Green Star designation due to strong governance practices and continued stakeholder engagement to reduce our environmental impact
COVID-19 Update
During the period, we recognized $2 million of Provider Relief Funds, as compared to guidance of approximately $7 million. As a result, third quarter 2022 net income attributable to common stockholders and normalized FFO was reduced by approximately $0.01 per diluted share relative to guidance.
Our share of property-level expenses associated with the COVID-19 pandemic relating to our SHO portfolio totaled $7 million. Net of reimbursements including Provider Relief Funds and similar programs in the U.K. and Canada, our share of property-level expenses associated with the COVID-19 pandemic relating to our SHO portfolio totaled a benefit of approximately $0.3 million and $6.5 million for the three months and nine months ended September 30, 2022, respectively, as compared to a benefit of approximately $0.4 million and $24 million for the three months and nine months ended September 30, 2021, respectively. Such amounts had a favorable impact on net income attributable to common stockholders and normalized FFO per diluted share of less than $0.01 and $0.01 for the three months and nine months ended September 30, 2022, respectively, and a favorable impact of less than $0.01 and $0.05 per diluted share for the three months and nine months ended September 30, 2021, respectively.
Capital Activity and Liquidity Inclusive of available borrowings under our line of credit, cash and cash equivalents, and restricted cash, as of September 30, 2022, we had $3.8 billion of near-term available liquidity and no material senior unsecured note maturities until 2024. During the three months ended September 30, 2022, we settled 9.1 million shares of common stock that were sold under our ATM program via forward sale agreements, resulting in $842 million of gross proceeds.
Subsequent to quarter end, we reduced variable rate debt by $817 million, inclusive of borrowings under the line of credit as well as secured debt assumed and subsequently paid off post-quarter end.
In addition, following the expiration of the our previous share repurchase program, the Board of Directors has authorized a share repurchase program whereby we may repurchase up to $3 billion of common stock. Under this authorization, we are not required to purchase shares, but may choose to do so in the open market or through private transactions at times and amounts based on our evaluation of market conditions and other factors.

3Q22 Earnings Release	November 7, 2022
Investment and Disposition Activity In the third quarter, we completed $1.1 billion of pro rata gross investments including $850 million in acquisitions and loan funding, as well as $203 million in development funding. Transactions during this period were funded, in part, through the issuance of OP Units. We opened four development projects for an aggregate pro rata investment amount of $79 million. Additionally, during the quarter we completed pro rata property dispositions and loan payoffs of $8 million.
Notable Investment Activity Completed During the Quarter
Oakmont Management Group In July, we continued to expand our relationship with Oakmont through the acquisition of three newly-constructed rental communities and three stable entrance fee communities in high barrier-to-entry California markets for an aggregate purchase price of $312 million. The portfolio will be managed by Oakmont under a RIDEA 3.0 management contract.
StoryPoint Senior Living As previously announced, we entered into an agreement to expand our relationship with StoryPoint Senior Living, a preeminent senior living operator based in Brighton, Michigan, through the acquisition of 33 communities throughout Michigan, Ohio and Tennessee under an aligned RIDEA 3.0 contract. During July, we closed on the second and third tranches through the acquisition of 23 communities located in Ohio and Michigan for a purchase price of $292 million. During October, we closed on an additional tranche of five properties in Ohio for a purchase price of $113 million. To date, we have acquired 30 properties with StoryPoint during 2022 for a pro rata purchase price of $470 million.
Kisco Senior Living During the third quarter, we expanded our relationship with Kisco through the acquisition of a 187-unit seniors housing property in the San Francisco MSA for a pro rata purchase price of $114 million.
Outpatient Medical Acquisitions During the quarter, we acquired a medical office building in La Jolla, California for $57 million. The property has approximately 99,000 rentable square feet and is currently 89% leased. Additionally, we acquired a medical office building in Towson, Maryland for $15 million. The property has approximately 54,000 rentable square feet and is fully leased.
Other Transactions Additionally, during the third quarter, we disposed of one long-term post acute property for proceeds of $3 million.
Dividend On November 7, 2022, the Board of Directors declared a cash dividend for the quarter ended September 30, 2022 of $0.61 per share. This dividend, which will be paid on November 30, 2022 to stockholders of record as of November 18, 2022, will be our 206th consecutive quarterly cash dividend. The declaration and payment of future quarterly dividends remains subject to review and approval by the Board of Directors.
Outlook for Fourth Quarter 2022 The degree to which the COVID-19 pandemic continues to impact our operations and those of our operators and tenants, including the variability in the timing of recovery, is dependent on a variety of factors and remains highly uncertain. Accordingly, we are only introducing earnings guidance for the quarter ended December 31, 2022 and expect to report net income attributable to common stockholders in a range of $0.08 to $0.13 per diluted share and normalized FFO attributable to common stockholders in a range of $0.80 to $0.85 per diluted share. In preparing our guidance, we have made the following assumptions:
•Same Store NOI: We expect average blended SSNOI growth of 8.5% to 10.5%, which is comprised of the following components:
◦Seniors Housing Operating approximately 18.5% to 23.5%
◦Seniors Housing Triple-net approximately 5% to 6%
◦Outpatient Medical approximately 1.5% to 2.5%
◦Health System approximately 2.75%
◦Long-Term/Post-Acute Care approximately 2.5% to 3.5%
•Provider Relief Funds: Our fourth quarter guidance does not include the recognition of any Provider Relief Funds which may be received during the quarter.
•Impact of Interest Rates and Foreign Exchange Rates: Increased interest rates on floating rate debt and a strengthening U.S. Dollar relative to the British Pound and Canadian Dollar are expected to reduce fourth quarter 2022 normalized FFO attributable to common stockholders by approximately $0.03 per diluted share versus the third quarter 2022 and $0.06 per diluted share versus the fourth quarter 2021.
•General and Administrative Expenses: We anticipate fourth quarter general and administrative expenses to be approximately $34 million to $36 million and stock-based compensation expense to be approximately $6 million.
•Investments: Our earnings guidance includes only those acquisitions closed or announced to date. Furthermore, no transitions or restructures beyond those announced to date are included.
•Development: We anticipate funding approximately $263 million of development through the remainder of 2022 relating to projects underway on September 30, 2022.
•Dispositions: We expect pro rata disposition proceeds of $580 million at a blended yield of 4.6% in the next twelve months. This includes approximately $466 million of expected proceeds from property sales and $114 million of expected proceeds from loan repayments.

3Q22 Earnings Release	November 7, 2022
Our guidance does not include any additional investments, dispositions or capital transactions beyond those we have announced, nor any other expenses, impairments, unanticipated additions to the loan loss reserve or other additional normalizing items. Please see the Supplemental Reporting Measures section for further discussion and our definition of normalized FFO and SSNOI and Exhibit 3 for a reconciliation of the outlook for net income available to common stockholders to normalized FFO attributable to common stockholders. We will provide additional detail regarding our fourth quarter outlook and assumptions on the third quarter 2022 conference call.
Conference Call Information We have scheduled a conference call on Tuesday, November 8, 2022 at 9:00 a.m. Eastern Time to discuss our third quarter 2022 results, industry trends and portfolio performance. Telephone access will be available by dialing (888) 340-5024 or (646) 960-0135 (international). For those unable to listen to the call live, a taped rebroadcast will be available beginning two hours after completion of the call through November 15, 2022. To access the rebroadcast, dial (800) 770-2030 or (647) 362-9199 (international). The conference ID number is 8230248. To participate in the webcast, log on to www.welltower.com 15 minutes before the call to download the necessary software. Replays will be available for 90 days.
Supplemental Reporting Measures We believe that net income and net income attributable to common stockholders ("NICS"), as defined by U.S. generally accepted accounting principles ("U.S. GAAP"), are the most appropriate earnings measurements. However, we consider funds from operations ("FFO"), normalized FFO, NOI, SSNOI, REVPOR and SS REVPOR to be useful supplemental measures of our operating performance. These supplemental measures are disclosed on our pro rata ownership basis. Pro rata amounts are derived by reducing consolidated amounts for minority partners’ noncontrolling ownership interests and adding our minority ownership share of unconsolidated amounts. We do not control unconsolidated investments. While we consider pro rata disclosures useful, they may not accurately depict the legal and economic implications of our joint venture arrangements and should be used with caution.
Historical cost accounting for real estate assets in accordance with U.S. GAAP implicitly assumes that the value of real estate assets diminishes predictably over time as evidenced by the provision for depreciation. However, since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient. In response, the National Association of Real Estate Investment Trusts ("NAREIT") created FFO as a supplemental measure of operating performance for REITs that excludes historical cost depreciation from net income. FFO attributable to common stockholders, as defined by NAREIT, means net income attributable to common stockholders, computed in accordance with U.S. GAAP, excluding gains (or losses) from sales of real estate and impairments of depreciable assets, plus real estate depreciation and amortization, and after adjustments for unconsolidated entities and noncontrolling interests. Normalized FFO attributable to common stockholders represents FFO attributable to common stockholders adjusted for certain items detailed in Exhibit 2. We believe that normalized FFO attributable to common stockholders is a useful supplemental measure of operating performance because investors and equity analysts may use this measure to compare the operating performance of the Company between periods or as compared to other REITs or other companies on a consistent basis without having to account for differences caused by unanticipated and/or incalculable items. In addition, we believe that presentation of constant currency normalized FFO exclusive of Provider Relief Funds provides enhanced comparability for investor evaluations of period-over-period results.
We define NOI as total revenues, including tenant reimbursements, less property operating expenses. Property operating expenses represent costs associated with managing, maintaining and servicing tenants for our properties. These expenses include, but are not limited to, property-related payroll and benefits, property management fees paid to operators, marketing, housekeeping, food service, maintenance, utilities, property taxes and insurance. General and administrative expenses represent costs unrelated to property operations or transaction costs. These expenses include, but are not limited to, payroll and benefits, professional services, office expenses and depreciation of corporate fixed assets. SSNOI is used to evaluate the operating performance of our properties using a consistent population which controls for changes in the composition of our portfolio. As used herein, same store is generally defined as those revenue-generating properties in the portfolio for the relevant year-over-year reporting periods. Acquisitions and development conversions are included in the same store amounts five full quarters after acquisition or being placed into service. Land parcels, loans and sub-leases, as well as any properties sold or classified as held for sale during the period, are excluded from the same store amounts. Redeveloped properties (including major refurbishments of a Seniors Housing Operating property where 20% or more of units are simultaneously taken out of commission for 30 days or more or Outpatient Medical properties undergoing a change in intended use) are excluded from the same store amounts until five full quarters post completion of the redevelopment. Properties undergoing operator transitions and/or segment transitions are also excluded from the same store amounts until five full quarters post completion of the operator transition or segment transition. In addition, properties significantly impacted by force majeure, acts of God or other extraordinary adverse events are excluded from same store amounts until five full quarters after the properties are placed back into service. SSNOI excludes non-cash NOI and includes adjustments to present consistent property ownership percentages and to translate Canadian properties and UK properties using a consistent exchange rate. Normalizers include adjustments that in management’s opinion are appropriate in considering SSNOI, a supplemental, non-GAAP performance measure. None of these adjustments, which may increase or decrease SSNOI, are reflected in our financial statements prepared in accordance with U.S. GAAP. Significant normalizers (defined as any that individually exceed 0.50% of SSNOI growth per property type) are separately disclosed and explained. We believe NOI and SSNOI provide investors relevant and useful information because they measure the operating performance of our properties at the property level on an unleveraged basis. We use NOI and SSNOI to make decisions

3Q22 Earnings Release	November 7, 2022
about resource allocations and to assess the property level performance of our properties. No reconciliation of the forecasted range for SSNOI on a combined basis or by property type is included in this release because we are unable to quantify certain amounts that would be required to be included in the comparable GAAP financial measure without unreasonable efforts, and we believe such reconciliation would imply a degree of precision that could be confusing or misleading to investors.
REVPOR represents the average revenues generated per occupied room per month at our Seniors Housing Operating properties. It is calculated as our pro rata version of total resident fees and services revenues from the income statement divided by average monthly occupied room days. SS REVPOR is used to evaluate the REVPOR performance of our properties under a consistent population which eliminates changes in the composition of our portfolio. It is based on the same pool of properties used for SSNOI and includes any revenue normalizations used for SSNOI. We use REVPOR and SS REVPOR to evaluate the revenue-generating capacity and profit potential of our Seniors Housing Operating portfolio independent of fluctuating occupancy rates. They are also used in comparison against industry and competitor statistics, if known, to evaluate the quality of our Seniors Housing Operating portfolio.
Our supplemental reporting measures and similarly entitled financial measures are widely used by investors, equity and debt analysts and ratings agencies in the valuation, comparison, rating and investment recommendations of companies. Our management uses these financial measures to facilitate internal and external comparisons to historical operating results and in making operating decisions. Additionally, they are utilized by the Board of Directors to evaluate management. The supplemental reporting measures do not represent net income or cash flow provided from operating activities as determined in accordance with U.S. GAAP and should not be considered as alternative measures of profitability or liquidity. Finally, the supplemental reporting measures, as defined by us, may not be comparable to similarly entitled items reported by other real estate investment trusts or other companies. Please see the exhibits for reconciliations of supplemental reporting measures and the supplemental information package for the quarter ended September 30, 2022, which is available on the Company’s website (www.welltower.com), for information and reconciliations of additional supplemental reporting measures.
About Welltower Welltower Inc. (NYSE:WELL), an S&P 500 company headquartered in Toledo, Ohio, is driving the transformation of health care infrastructure. The Company invests with leading seniors housing operators, post-acute providers and health systems to fund the real estate infrastructure needed to scale innovative care delivery models and improve people’s wellness and overall health care experience. Welltower™, a real estate investment trust (“REIT”), owns interests in properties concentrated in major, high-growth markets in the United States, Canada and the United Kingdom, consisting of seniors housing and post-acute communities and outpatient medical properties. More information is available at www.welltower.com. We routinely post important information on our website at www.welltower.com in the “Investors” section, including corporate and investor presentations and financial information. We intend to use our website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included on our website under the heading “Investors”. Accordingly, investors should monitor such portion of our website in addition to following our press releases, public conference calls and filings with the Securities and Exchange Commission. The information on our website is not incorporated by reference in this press release, and our web address is included as an inactive textual reference only.
Forward-Looking Statements and Risk Factors This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. When Welltower uses words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “pro forma,” “estimate” or similar expressions that do not relate solely to historical matters, Welltower is making forward-looking statements. Forward-looking statements, including statements related to Funds From Operations guidance, are not guarantees of future performance and involve risks and uncertainties that may cause Welltower’s actual results to differ materially from Welltower’s expectations discussed in the forward-looking statements. This may be a result of various factors, including, but not limited to: the impact of the COVID-19 pandemic; uncertainty regarding the implementation and impact of the CARES Act and future stimulus or other COVID-19 relief legislation; the status of the economy; the status of capital markets, including availability and cost of capital; issues facing the health care industry, including compliance with, and changes to, regulations and payment policies, responding to government investigations and punitive settlements and operators’/tenants’ difficulty in cost effectively obtaining and maintaining adequate liability and other insurance; changes in financing terms; competition within the health care and seniors housing industries; negative developments in the operating results or financial condition of operators/tenants, including, but not limited to, their ability to pay rent and repay loans; Welltower’s ability to transition or sell properties with profitable results; the failure to make new investments or acquisitions as and when anticipated; natural disasters and other acts of God affecting Welltower’s properties; Welltower’s ability to re-lease space at similar rates as vacancies occur; Welltower’s ability to timely reinvest sale proceeds at similar rates to assets sold; operator/tenant or joint venture partner bankruptcies or insolvencies; the cooperation of joint venture partners; government regulations affecting Medicare and Medicaid reimbursement rates and operational requirements; liability or contract claims by or against operators/tenants; unanticipated difficulties and/or expenditures relating to future investments or acquisitions; environmental laws affecting Welltower’s properties; changes in rules or practices governing Welltower’s financial reporting; the movement of U.S. and foreign currency exchange rates; Welltower’s ability to maintain its qualification as a REIT; key management personnel recruitment and retention; and other risks described in Welltower’s reports filed from time to time with the SEC. Welltower undertakes no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise, or to update the reasons why actual results could differ from those projected in any forward-looking statements.

3Q22 Earnings Release	November 7, 2022
Welltower Inc.
Financial Exhibits

Consolidated Balance Sheets (unaudited)
(in thousands)
	September 30,
	2022	2021
Assets
Real estate investments:
Land and land improvements	$4,156,985	$3,698,858
Buildings and improvements	33,018,251	29,775,951
Acquired lease intangibles	1,920,803	1,653,415
Real property held for sale, net of accumulated depreciation	175,657	251,152
Construction in progress	1,012,202	562,487
Less accumulated depreciation and intangible amortization	(7,687,077)	(6,634,061)
Net real property owned	32,596,821	29,307,802
Right of use assets, net	323,230	526,614
Real estate loans receivable, net of credit allowance	916,639	1,115,645
Net real estate investments	33,836,690	30,950,061
Other assets:
Investments in unconsolidated entities	1,383,246	977,955
Goodwill	68,321	68,321
Cash and cash equivalents	343,446	303,982
Restricted cash	81,738	58,663
Straight-line rent receivable	430,173	346,159
Receivables and other assets	1,270,874	774,884
Total other assets	3,577,798	2,529,964
Total assets	$37,414,488	$33,480,025

Liabilities and equity
Liabilities:
Unsecured credit facility and commercial paper	$654,715	$290,996
Senior unsecured notes	12,324,601	11,116,067
Secured debt	2,121,628	2,262,345
Lease liabilities	410,415	544,547
Accrued expenses and other liabilities	1,445,479	1,093,959
Total liabilities	16,956,838	15,307,914
Redeemable noncontrolling interests	400,965	389,195
Equity:
Common stock	473,930	436,640
Capital in excess of par value	25,289,432	22,148,859
Treasury stock	(111,772)	(108,478)
Cumulative net income	8,808,678	8,605,064
Cumulative dividends	(15,215,694)	(14,115,705)
Accumulated other comprehensive income	(75,267)	(103,177)
Total Welltower Inc. stockholders’ equity	19,169,307	16,863,203
Noncontrolling interests	887,378	919,713
Total equity	20,056,685	17,782,916
Total liabilities and equity	$37,414,488	$33,480,025

3Q22 Earnings Release	November 7, 2022

Consolidated Statements of Income (unaudited)
(in thousands, except per share data)
		Three Months Ended		Nine Months Ended
		September 30,		September 30,
		2022	2021	2022	2021
	Revenues:
	Resident fees and services	$1,068,706	$835,617	$3,073,040	$2,299,972
	Rental income	361,983	357,984	1,079,784	1,015,550
	Interest income	37,791	39,864	113,925	97,891
	Other income	5,364	6,332	75,335	19,438
	Total revenues	1,473,844	1,239,797	4,342,084	3,432,851
	Expenses:
	Property operating expenses	912,180	729,400	2,619,932	1,989,383
	Depreciation and amortization	353,699	267,754	968,082	753,065
	Interest expense	139,682	122,522	389,128	368,005
	General and administrative expenses	34,811	32,256	109,071	93,618
	Loss (gain) on derivatives and financial instruments, net	6,905	(8,078)	8,076	(6,503)
	Loss (gain) on extinguishment of debt, net	2	(5)	593	50,964
	Provision for loan losses, net	490	(271)	(149)	7,309
	Impairment of assets	4,356	1,490	4,356	48,750
	Other expenses	15,481	3,575	76,716	26,256
	Total expenses	1,467,606	1,148,643	4,175,805	3,330,847
	Income (loss) from continuing operations before income taxes
	and other items	6,238	91,154	166,279	102,004
	Income tax (expense) benefit	(3,257)	(4,940)	(11,335)	(6,662)
	Income (loss) from unconsolidated entities	(6,698)	(15,832)	(16,640)	(10,759)
	Gain (loss) on real estate dispositions, net	1,064	119,954	20,466	223,702
	Income (loss) from continuing operations	(2,653)	190,336	158,770	308,285

	Net income (loss)	(2,653)	190,336	158,770	308,285
Less:	Net income (loss) attributable to noncontrolling interests (1)	4,114	10,673	13,828	30,819
	Net income (loss) attributable to common stockholders	$(6,767)	$179,663	$144,942	$277,466
	Average number of common shares outstanding:
	Basic	463,366	428,031	455,074	420,955
	Diluted	463,366	429,983	457,999	422,835
	Net income (loss) attributable to common stockholders per share:
	Basic	$(0.01)	$0.42	$0.32	$0.66
	Diluted(2)	$(0.01)	$0.42	$0.32	$0.65
	Common dividends per share	$0.61	$0.61	$1.83	$1.83

(1) Includes amounts attributable to redeemable noncontrolling interests.
(2) Includes adjustment to the numerator for income (loss) attributable to OP unitholders.

3Q22 Earnings Release	November 7, 2022

FFO Reconciliations				Exhibit 1
(in thousands, except per share data)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Net income (loss) attributable to common stockholders	$(6,767)	$179,663	$144,942	$277,466
Depreciation and amortization	353,699	267,754	968,082	753,065
Impairments and losses (gains) on real estate dispositions, net	3,292	(118,464)	(16,110)	(174,952)
Noncontrolling interests(1)	(14,614)	(11,095)	(42,540)	(40,202)
Unconsolidated entities(2)	27,253	27,881	65,712	66,369
NAREIT FFO attributable to common stockholders	362,863	345,739	1,120,086	881,746
Normalizing items, net(3)	28,279	(3,472)	33,938	124,680
Normalized FFO attributable to common stockholders	$391,142	$342,267	$1,154,024	$1,006,426
Provider Relief Funds received	—	—	(17,748)	(40,975)
Provider Relief Funds attributable to noncontrolling interests and unconsolidated entities, net	(2,402)	—	(2,342)	185
Foreign currency impact(4)	6,237	1,175	10,208	(60)
Constant currency normalized FFO attributable to common stockholders, excluding Provider Relief Funds	$394,977	$343,442	$1,144,142	$965,576

Average diluted common shares outstanding
For net income (loss) purposes	463,366	429,983	457,999	422,835
For FFO purposes	466,950	429,983	457,999	422,835

Per diluted share data attributable to common stockholders:
Net income (loss)(5)	$(0.01)	$0.42	$0.32	$0.65
NAREIT FFO	$0.78	$0.80	$2.45	$2.09
Normalized FFO	$0.84	$0.80	$2.52	$2.38
% growth	5.0%
Constant currency normalized FFO, excluding Provider Relief Funds	$0.85	$0.80	$2.50	$2.28
% growth	6.2%

Normalized FFO Payout Ratio:
Dividends per common share	$0.61	$0.61	$1.83	$1.83
Normalized FFO attributable to common stockholders per share	$0.84	$0.80	$2.52	$2.38
Normalized FFO payout ratio	73%	76%	73%	77%

Other items:(6)
Net straight-line rent and above/below market rent amortization(7)	$(33,816)	$(19,809)	$(79,957)	$(58,672)
Non-cash interest expenses(8)	5,365	6,223	15,638	14,572
Recurring cap-ex, tenant improvements, and lease commissions	(44,987)	(22,722)	(117,011)	(54,581)
Stock-based compensation(9)	6,115	4,479	19,456	13,989

(1) Represents noncontrolling interests' share of net FFO adjustments.
(2) Represents Welltower's share of net FFO adjustments from unconsolidated entities.
(3) See Exhibit 2.
(4) Foreign currency impact is calculated assuming constant exchange rates for all periods presented of 1.2592 for USD/CAD and of 1.3785 for GBP/USD.
(5) Includes adjustment to the numerator for income (loss) attributable to OP unitholders.
(6) Amounts presented net of noncontrolling interests' share and including Welltower's share of unconsolidated entities.
(7) Excludes normalized other impairment (see Exhibit 2).
(8) Excludes normalized foreign currency loss (gain) (see Exhibit 2).
(9) Excludes certain severance related stock-based compensation recorded in other expense (see Exhibit 2).

3Q22 Earnings Release	November 7, 2022

Normalizing Items				Exhibit 2
(in thousands, except per share data)	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2022		2021	2022	2021
Loss (gain) on derivatives and financial instruments, net	$6,905	(1)	$(8,078)	$8,076	$(6,503)
Loss (gain) on extinguishment of debt, net	2	(2)	(5)	593	50,964
Provision for loan losses, net	490	(3)	(271)	(149)	7,309
Nonrecurring income tax benefits	—		—	—	(6,298)
Other impairment	—		—	(620)	49,241
Other expenses	15,481	(4)	3,575	76,716	26,256
Lease termination and leasehold interest adjustment	—		(640)	(64,854)	(640)
Casualty losses, net of recoveries	328	(5)	998	3,001	998
Foreign currency loss (gain)	2,037	(6)	—	3,877	—
Normalizing items attributable to noncontrolling interests and unconsolidated entities, net	3,036	(7)	949	7,298	3,353
Net normalizing items	$28,279		$(3,472)	$33,938	$124,680

Average diluted common shares outstanding	466,950		429,983	457,999	422,835
Net normalizing items per diluted share	$0.06		$(0.01)	$0.07	$0.29

(1) Primarily related to mark-to-market of the equity warrants received as part of the Safanad/HC-One transaction that closed in 2021.
(2) Primarily related to the extinguishment of secured debt.
(3) Primarily related to reserves for loan losses under the current expected credit losses accounting standard.
(4) Primarily related to non-capitalizable transaction costs, including an accrual for non-capitalizable promotes.
(5) Primarily relates to casualty losses net of any insurance recoveries.
(6) Primarily relates to foreign currency gains and losses related to accrued interest on intercompany loans and third party debt denominated in a foreign currency.
(7) Primarily related to our share of non-capitalizable transaction costs on unconsolidated entities.

Outlook Reconciliation: Quarter Ending December 31, 2022		Exhibit 3
(in millions, except per share data)	Current Outlook
	Low	High
FFO Reconciliation:
Net income attributable to common stockholders	$41	$65
Depreciation and amortization(1)	347	347
NAREIT FFO and Normalized FFO attributable to common stockholders	$388	$412

Diluted per share data attributable to common stockholders:
Net income	$0.08	$0.13
NAREIT FFO and Normalized FFO	$0.80	$0.85

Other items:(1)
Net straight-line rent and above/below market rent amortization	$(29)	$(29)
Non-cash interest expenses	6	6
Recurring cap-ex, tenant improvements, and lease commissions	(52)	(52)
Stock-based compensation	6	6

(1) Amounts presented net of noncontrolling interests' share and Welltower's share of unconsolidated entities.

3Q22 Earnings Release	November 7, 2022

SSNOI Reconciliation			Exhibit 4
(in thousands)	Three Months Ended
	September 30,
	2022	2021	% growth
Net income (loss)	$(2,653)	$190,336
Loss (gain) on real estate dispositions, net	(1,064)	(119,954)
Loss (income) from unconsolidated entities	6,698	15,832
Income tax expense (benefit)	3,257	4,940
Other expenses	15,481	3,575
Impairment of assets	4,356	1,490
Provision for loan losses, net	490	(271)
Loss (gain) on extinguishment of debt, net	2	(5)
Loss (gain) on derivatives and financial instruments, net	6,905	(8,078)
General and administrative expenses	34,811	32,256
Depreciation and amortization	353,699	267,754
Interest expense	139,682	122,522
Consolidated NOI	561,664	510,397
NOI attributable to unconsolidated investments(1)	27,374	20,042
NOI attributable to noncontrolling interests(2)	(27,236)	(31,061)
Pro rata NOI	561,802	499,378
Non-cash NOI attributable to same store properties	(21,173)	(15,413)
NOI attributable to non-same store properties	(135,000)	(102,264)
Currency and ownership adjustments(3)	4,148	2,771
Normalizing adjustments, net(4)	(2,961)	(4,967)
Same Store NOI (SSNOI)	$406,816	$379,505	7.2%

Seniors Housing Operating	152,204	129,480	17.6%
Seniors Housing Triple-net	82,561	81,283	1.6%
Outpatient Medical	105,460	104,020	1.4%
Health System	43,849	42,674	2.8%
Long-Term/Post-Acute Care	22,742	22,048	3.1%
Total SSNOI	$406,816	$379,505	7.2%

Notes:	(1) Represents Welltower's interests in joint ventures where Welltower is the minority partner.
(2) Represents minority partners' interests in joint ventures where Welltower is the majority partner and includes an adjustment to remove NOI related to certain leasehold properties.
(3) Includes adjustments to reflect consistent property ownership percentages and foreign currency exchange rates for properties in the U.K. and Canada.
(4) Includes other adjustments described in the accompanying Supplement.

3Q22 Earnings Release	November 7, 2022

Reconciliation of SHO SS REVPOR Growth		Exhibit 5
(in thousands except SS REVPOR)	Three Months Ended
	September 30,
	2022	2021
Consolidated SHO revenues	$1,072,600	$839,519
Unconsolidated SHO revenues attributable to WELL(1)	53,953	45,770
SHO revenues attributable to noncontrolling interests(2)	(64,800)	(73,193)
SHO pro rata revenues(3)	1,061,753	812,096
Non-cash revenues on same store properties	(556)	(556)
Revenues attributable to non-same store properties	(359,059)	(172,264)
Currency and ownership adjustments(4)	5,707	(191)
SHO SS revenues(5)	$707,845	$639,085
SHO SS revenue YOY growth	10.8%
Average occupied units/month(6)	42,260	40,187
SHO SS REVPOR(7)	$5,538	$5,258
SS REVPOR YOY growth	5.3%

(1) Represents Welltower's interests in joint ventures where Welltower is the minority partner.
(2) Represents minority partners' interests in joint ventures where Welltower is the majority partner and includes an adjustment to remove revenues related to certain leasehold properties.
(3) Represents SHO revenues at Welltower pro rata ownership.
(4) Includes where appropriate adjustments to reflect consistent property ownership percentages, to translate Canadian properties at a USD/CAD rate of 1.2738 and to translate UK properties at a GBP/USD rate of 1.3501.

(5) Represents SS SHO revenues at Welltower pro rata ownership.
(6) Represents average occupied units for SS properties on a pro rata basis.
(7) Represents pro rata SS average revenues generated per occupied room per month.

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